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Exhibit 99.3

CONSENT OF HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

December 13, 2012

KAYAK Software Corporation
55 North Water Street, Suite 1
Norwalk, CT 06854
Attention: Special Committee of the Board of Directors and Board of Directors of KAYAK Software Corporation

RE:
Proxy Statement of KAYAK Software Corporation ("KAYAK")/Prospectus of priceline.com Incorporated ("priceline") which forms part of the Registration Statement on Form S-4 of priceline (the "Registration Statement").

        Dear Members of the Special Committee of the Board of Directors and Board of Directors:

        Reference is made to our opinion letter ("opinion"), dated November 8, 2012, to the Special Committee of the Board of Directors (the "Committee") and Board of Directors (the "Board") of KAYAK. We understand that KAYAK has determined to include our opinion in the Proxy Statement of KAYAK/Prospectus of priceline (the "Proxy Statement/Prospectus") included in the above referenced Registration Statement.

        Our opinion was provided for the Committee and the Board (in their capacities as such) in connection with their consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions "SUMMARY—Opinion of KAYAK's Financial Advisor," "THE MERGER—Background of the Merger," "THE MERGER—Recommendation of KAYAK's Board of Directors and Reasons for the Merger" and "THE MERGER—Opinion of KAYAK's Financial Advisor" and to the inclusion of our opinion as Annex B to the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

        In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

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  Exhibit 99.3
CONSENT OF HOULIHAN LOKEY FINANCIAL ADVISORS, INC.